UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

BioMed Realty Trust, Inc.

BioMed Realty, L.P.

(Exact name of registrant as specified in its charter)

Maryland	1-32261 (BioMed Realty Trust, Inc.) 000-54089 (BioMed Realty, L.P.)	20-1142292 (BioMed Realty Trust, Inc.) 20-1320636 (BioMed Realty, L.P.)
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17190 Bernardo Center Drive

San Diego, California 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Senior Unsecured Term Loan Credit Facility

On March 30, 2012, BioMed Realty, L.P. (the “Operating Partnership”), the operating partnership subsidiary of BioMed Realty Trust, Inc. (the “Company”), entered into a senior unsecured term loan facility with KeyBank National Association (“KeyBank”), as administrative agent, and certain other lenders (the “Term Loan Credit Facility”), providing for borrowings to the Operating Partnership of $400.0 million. The Term Loan Credit Facility has a maturity date of March 30, 2017. Subject to KeyBank’s reasonable discretion, the Operating Partnership may increase the amount of the borrowings to $500.0 million under the Term Loan Credit Facility upon satisfying certain conditions. Borrowings under the Term Loan Credit Facility are guaranteed by the Company.

Borrowings under the Term Loan Credit Facility bear interest at a floating rate equal to, at the Operating Partnership’s option, either (1) reserve adjusted LIBOR plus a spread which ranges from 115 to 205 basis points, depending on the Company’s credit ratings, or (2) the highest of (a) the prime rate then in effect plus a spread which ranges from 15 to 120 basis points, (b) the federal funds rate then in effect plus a spread which ranges from 65 to 170 basis points or (c) one-month LIBOR plus a spread which ranges from 115 to 205 basis points, in each case, depending on the Company’s credit ratings.

Concurrent with the closing of the Term Loan Credit Facility, the Operating Partnership entered into interest rate swap agreements, which are intended to have the effect of fixing interest payments associated with $200.0 million of the $400.0 million outstanding under the Term Loan Credit Facility at approximately 2.81% for a five-year term, subject to change depending on the Company’s credit ratings.

The Term Loan Credit Facility includes certain restrictions and covenants which require compliance with financial covenants relating to the minimum amounts of net worth, fixed charge coverage, unsecured debt service coverage, overall leverage and unsecured leverage ratios, the maximum amount of secured indebtedness and certain investment limitations. The Term Loan Credit Facility specifies a number of events of default (some of which are subject to applicable cure periods), including, among others, the failure to make payments when due, noncompliance with covenants and defaults under other agreements or instruments of indebtedness. Upon the occurrence of an event of default, the lenders may terminate the Term Loan Credit Facility and declare all amounts outstanding to be immediately due and payable.

Amendment to Revolving Credit Facility

In connection with entering into the Term Loan Credit Facility as described above, on March 30, 2012, the Operating Partnership entered into a first amendment (the “Amendment”) to its unsecured credit agreement dated July 14, 2011 with KeyBank, as administrative agent, and certain other lenders (as amended, the “Revolving Credit Facility”), which provides for a revision to the definition of “gross asset value” to conform to the definition included in the Term Loan Credit Facility and certain other revisions to reflect the existence of the new Term Loan Credit Facility, including changes pertaining to cross-default provisions and negative pledge restrictions. All other material terms under the Revolving Credit Facility remain unchanged.

The foregoing descriptions of the Term Loan Credit Facility and Amendment do not purport to be complete and are qualified in their entirety by reference to the complete text of the Term Loan Credit Facility, the Form of Term Note under the Term Loan Credit Facility and the Amendment, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this report and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

In connection with the execution of the Term Loan Credit Facility, the Company issued a press release, which is attached as Exhibit 99.1 hereto. The information contained in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company or the Operating Partnership, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit

10.1	Unsecured Term Credit Agreement, dated as of March 30, 2012, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.

10.2	Form of Term Note under Unsecured Term Credit Agreement.

10.3	First Amendment to Unsecured Credit Agreement, dated as of March 30, 2012, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.

99.1	Press release issued by BioMed Realty Trust, Inc. on April 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: April 5, 2012	BIOMED REALTY TRUST, INC.

	By:	/s/ GREG N. LUBUSHKIN
Name: Greg N. Lubushkin
Title: Chief Financial Officer

BIOMED REALTY, L.P.

	By:	BioMed Realty Trust, Inc.
its General Partner

	By:	/s/ GREG N. LUBUSHKIN
Name: Greg N. Lubushkin
Title: Chief Financial Officer